Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ROC Energy Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Aggregate Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value	Other	27,931,604	$10.33	$288,533,469.32	$0.00011020	$31,796.39
Fees previously paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$240,208,995.89		$31,796.39
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$31,796.39

(1)

Based on the estimated maximum number of shares of common stock, par value $0.0001 per share (the “ROC Common Stock”) of ROC Energy Acquisition Corp., a Delaware corporation (“ROC” or the “Registrant”), to be issued to the security holders of Drilling Tools International Holdings, Inc., a Delaware corporation (“DTI”), in connection with the business combination (the “Business Combination”) to be effected pursuant to the Agreement and Plan of Merger, dated as of February 13, 2023 (the “Business Combination Agreement”), by and among ROC, ROC Merger Sub, Inc. (“Merger Sub”), and DTI. This number is based on the maximum number of shares of ROC Common Stock to be issued as consideration in connection with the Business Combination to holders of common stock, par value $0.0001 per share (the “DTI Common Stock”), including shares of DTI Common Stock into which shares of preferred stock of DTI will be converted in connection with the Business Combination.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered indeterminable number of additional securities as may be issued to prevent dilution resulting from any stock splits, stock dividends, or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(f)(1) and 457(c) under the Securities Act, based on $10.33, the average of the high and low trading prices of ROC Common Stock on February 9, 2023, as reported by the Nasdaq Global Market.